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                                                                  EXHIBIT 11

                        BEARINGS, INC. AND SUBSIDIARIES
                   Computation of Net Income (Loss) Per Share
                                 (in thousands)


                                                                                Year Ended June 30,

                                                              1994                     1993                     1992
                                                              ----                     ----                     ----
 Average Shares Outstanding
 --------------------------
 1.       Average common shares outstanding                   7,546                   7,238                    7,081

 2.       Net additional shares outstanding
          assuming stock options exercised and
          proceeds used to purchase treasury
          stock                                                 154                      60                       68
                                                            -------                  ------                   ------
 3.       Adjusted average common shares
          outstanding for fully diluted
          computation                                         7,700                   7,298                    7,149
                                                            =======                  ======                   ======
 Net Income (Loss)
 -----------------
 4.       Net income (loss) as reported in
          statements of consolidated income                 $12,687                  $8,927                  ($1,666)
                                                            =======                  ======                   ======

 Net Income (Loss) Per Share
 ---------------------------
 5.       Net income (loss) per average common
          share outstanding (4/1)                           $  1.68                  $ 1.23                   ($0.24)
                                                            =======                  ======                   ======
 6.       Net income (loss) per common share on a
          fully dilutive basis (4/3)                        $  1.65 (A)              $ 1.22 (A)               ($0.23) (B)
                                                            =======                  ======                   ======

(A)      Amount is not presented in the statements as the dilutive effect is less than 3%.

(B)      Amount is not presented in the statements as the effect is antidilutive.
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